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                                  EXHIBIT 11.1

                             SPECTRUM HOLOBYTE, INC.
            STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)




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
                                                           Three Months Ended         Six Months Ended
                                                              September 30,             September 30,
                                                          --------------------      ---------------------
                                                            1996         1995         1996        1995
                                                          --------    ---------     --------    ---------
Net income (loss) before extraordinary item               $ 1,831     $(11,591)     $(2,352)    $(20,989)

Cumulative dividends on Series A preferred stock              (70)         (70)        (140)        (140)
                                                          -------     --------      -------     --------
Net income (loss) for the purposes of calculating the
  earnings per share before extraordinary item              1,761      (11,661)      (2,492)     (21,129)

Extraordinary item, net of tax effect                         879           -         3,547           -
                                                          -------     --------      -------     --------
Net income (loss) for the purposes of calculating the
  earnings per share                                      $ 2,640     $(11,661)     $ 1,055     $(21,129)
                                                          -------     --------      -------     --------
                                                          -------     --------      -------     --------
Shares used in per share computations                      28,214       23,666       26,674       23,037
                                                          -------     --------      -------     --------
                                                          -------     --------      -------     --------
Net income (loss) per share:
  Net income (loss) before extraordinary item             $  0.06     $  (0.49)     $ (0.09)    $  (0.92)
  Extraordinary item, net of tax effect                      0.03           -          0.13           -
                                                          -------     --------      -------     --------
  Net income (loss)                                       $  0.09     $  (0.49)     $  0.04     $  (0.92)
                                                          -------     --------      -------     --------
                                                          -------     --------      -------     --------
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